[KOGER LOGO]	KOGER EQUITY, INC. 225 NE Mizner Blvd., Suite 200 Boca Raton, Florida 33432

Exhibit 99
NEWS

FOR IMMEDIATE RELEASE

Contact:
 Thomas C. Brockwell
 Senior Vice President
 Koger Equity, Inc.
 (561) 395-9666

Koger Equity Announces Brach’s Headquarters Lease

BOCA RATON, FLORIDA—January 26, 2004— Koger Equity (NYSE:KE) today announced that Brach’s Confections Inc., one of the nation’s top candy makers, has leased space to relocate its corporate headquarters from Chicago to Koger’s Tollway Crossing building in Dallas. The move will enable Brach’s to consolidate its corporate operations from Chicago, Illinois and Chattanooga, Tennessee.

“Brach’s will occupy over 24,500 square feet at 19111 N. Dallas Parkway,” said Koger Senior Vice President Mark Cypert. He said Brach’s cited Dallas’ business-friendly climate, travel accessibility and real estate market as reasons for choosing Dallas as the new headquarters.

Mr. Cypert concluded, “Brach’s decision reflects the continued appeal of the Dallas market as a magnet for corporate relocations. As noted in Plants, Sites & Parks magazine recently, Dallas was ranked as the No. 1 destination for business relocations this year.”

Brach’s is the seventh-largest U.S. candy maker, with 2003 sales of $340 million. The company employs about 1,600 people, with about 50 in the corporate headquarters. Brach’s Dallas location also provides closer proximity to the company’s state-of-the-art manufacturing plant in Linares, Mexico.

Koger entered the Dallas market last year with the acquisition of two buildings totaling 280,000 square feet, CIGNA Plaza and Tollway Crossing. Koger also owns 1.2 million square feet in Houston at The Lakes on Post Oak.

About Koger Equity

Koger Equity, Inc. owns or has interests in 129 office buildings, containing 9.7 million rentable square feet, primarily located in 20 suburban office projects in 11 metropolitan areas in the Southeastern United States and Texas.

Additional information about Koger is available upon request to Investor Relations, 225 NE Mizner Blvd., Suite 200, Boca Raton, Florida 33432-4079, or call 1-800-850-2037, or visit Koger’s website at www.koger.com.